                                                                     Exhibit 2.1

                      ASSET AND SECURITIES PURCHASE AGREEMENT


     This Asset and Securities Purchase Agreement ("AGREEMENT") is made and entered into as of September 25, 1998, by and among ODS NETWORKS, INC. a Delaware corporation (the "COMPANY") and SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC").

                                   RECITALS

     WHEREAS, SAIC desires to sell, and the Company desires to purchase, the assets set forth herein (the "ASSETS");

     WHEREAS, the Company is authorized to issue shares of the Company's $0.01 par value common stock ("COMMON STOCK");

     WHEREAS, in connection with and in consideration for the sale by SAIC to the Company of the Assets and the payment by SAIC to the Company of One Million Five Hundred Thousand Dollars ($1,500,000.00) in cash at Closing (as hereinafter defined), the Company shall issue to SAIC (i) one million six hundred thousand (1,600,000) shares ("SHARES") of the Company's Common Stock,
(ii) a warrant to purchase an additional seven hundred fifty thousand (750,000) shares of the Company's Common Stock at an exercise price of $8.00 per share (the "$8.00 WARRANT"), exercisable at any time on or before the date which is eighteen (18) months following the Closing, (iii) a warrant to purchase seven hundred fifty thousand (750,000) shares of the Company's Common Stock at an exercise price of $10.50 per share) exercisable at any time on or before the date which is twenty-four (24) months following the Closing (the "$10.50 WARRANT", and together with the $8.00 Warrant, the "WARRANTS"), all as more fully described herein and the attachments hereto; and

     WHEREAS, SAIC and the Company desire to execute and enter into certain other agreements to set forth their mutual agreements regarding the marketing and sale of products and services by both parties, the grant back by the Company of certain licenses to SAIC and the protection of the equity interest in the Company that SAIC shall receive hereunder, in the form of a Software Royalty, Grant Back and Improvements License Agreement, a Strategic Alliance Agreement, a PartnersPlus Agreement, a Facilities Use Agreement, a Stockholder and Voting Agreement, a Ritz Premier subcontract and a Registration Rights Agreement all as more fully described herein and the attachments hereto.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                  PURCHASE AND SALE OF ASSETS AND SECURITIES

          1.1 PURCHASE AND SALE OF ASSETS. Subject to the rights of the United States Government under the contract listed on SCHEDULE 1.1 (the "WITHHELD RIGHTS"), upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), SAIC shall sell, transfer, assign and deliver to the Company, and the Company shall purchase and acquire from SAIC, for the consideration hereinafter described, all right, title and interest of SAIC, in and to the Assets, free and clear of any mortgage, security interest, pledge, lien, charge or other encumbrance. The "ASSETS" are as follows:

          (a) the software programs contained on the CD-ROMs attached hereto as EXHIBIT 1.1 (a) that are also known as "Computer Misuse and Detection System" ("CMDS"), "Vulnerability Assessment System" ("VAS"), "Audit Monitoring and Intrusion Detection System" ("AMIDS"), "Malicious Code Detection and Eradication System" ("MCDES"), the documentation pertaining to each of the foregoing software programs and all intellectual property rights to the software programs and documentation vested in SAIC including, but not limited to patents, trademarks, trade names, service marks, copyrights, prosecution and regulatory files including any common law rights to any of the foregoing, including the rights of SAIC under the SAIC Invention, Copyright and Confidentiality Agreements as provided in Section 5.3(c) as such agreements may pertain to the foregoing (collectively the "SOFTWARE"); and the trademark "CMDS"and logo (United States Reg. No. 2,085,833) and the patent application presently pending in the United States Patent and Trademark Office [***];

          (b) the value adder reseller agreement, existing advertising contracts, maintenance and year 2000 compliance (as described in Section
     4.12 below) obligations of SAIC under the purchase orders, agreements and contracts listed on SCHEDULE 1.1(b) (collectively, the "CONTRACTS") and unearned prepaid amounts that have been paid to or billed by SAIC under the Contracts for maintenance services to be provided in the future that will now be performed by ODS pursuant to the Contracts and which amounts to $101,777.68;

          (c) the personal property listed on SCHEDULE 1.1(c) hereto (the "PERSONAL PROPERTY");


________________________

*** Indicates that material has been omitted and confidential treatment requested therefor. All such material has been filed separately with the Commission pursuant to Rule 24b-2.

          (d) all income, royalties, damages and payments due with respect to any of the Assets arising on or after the Closing Date (as defined below) and all other rights with respect thereto (including, without limitation, rights to damages and payments for past, present or future infringements or misappropriations, if any, of any intellectual property rights included in the Assets) in all countries; and

          (e) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights of SAIC relating to the Assets or arising under express or implied warranties from suppliers and/or licensors with respect to the Assets.

          1.2 NO LIABILITIES OR OBLIGATIONS ASSUMED. Except as set forth on SCHEDULE 1.2 the Company shall not, by the execution, delivery and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of SAIC, or any claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of acts or occurrences prior to the date hereof. Without limiting the generality of the foregoing, SAIC shall remain liable for all liabilities and obligations to SAIC personnel with respect to any notice and continuation coverage requirements, payroll, overtime, accrued vacation time, holiday time, severance arrangements or workers' compensation of any nature which are required by law or regulation that are accrued but unpaid as of the Closing Date or which accrued as a result of the consummation of the transactions contemplated herein.

          1.3 PURCHASE AND SALE OF SHARES. In consideration of the foregoing, subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein contained, on the Closing Date, the Company shall issue to SAIC, and SAIC shall acquire from the Company, the Shares, the $8.00 Warrant and the $10.50 Warrant free and clear of all liens, security interests, options, rights, mortgages, pledges, restrictions on transferability of any type (other than restrictions on transferability as may be applicable under federal and state securities laws or as set forth herein or therein) and SAIC shall deliver the Assets to Company and pay on the Closing Date to the Company One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "CASH CONSIDERATION") by wire transfer to such account as is designated by the Company to SAIC in writing.

                                  ARTICLE II

                                   CLOSING

          2.1 THE CLOSING. The consummation of the sale and purchase of the Assets, the Shares, the $8.00 Warrant and the $10.50 Warrant referred to in Section 1.1 (the "CLOSING") shall take place on September 25, 1998 at the offices of Haynes and Boone, L.L.P., 901 Main St, Dallas, Texas 75202, or at such other date, time or place as the parties hereto mutually agree, either verbally or in writing. Such date is referred to herein as the "CLOSING DATE" and the Closing shall be deemed to be effective as of 12:00 p.m. midnight, Pacific Time on the Closing Date.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in a document of even date herewith and delivered by the Company to SAIC prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to SAIC as follows:

          3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

          3.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which there were issued and outstanding as of the close of business on July 31, 1998, 16,887,233 shares of Common Stock and no shares of Preferred Stock. All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and have been issued in compliance with all federal and state securities laws. The shares of Common Stock to be issued pursuant to this Agreement, the $8.00 Warrant, the $10.50 Warrant and the shares of Common Stock to be issued upon the exercise of either such warrant shall be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights or rights of first refusal created by statute, the Company's Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound and, based on the representations of SAIC contained in Sections 4.6, 4.7 and 4.8 of this Agreement, shall be issued in compliance with all federal and state securities laws.

          3.3 AUTHORITY. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement and all other agreements delivered hereunder are valid and binding agreements of the Company enforceable in accordance with their terms, except that: (a) the enforceability of this Agreement and all other agreements delivered hereunder may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement and all other agreements delivered hereunder may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. Assuming the accuracy of the representations and warranties of SAIC in Sections 4.6, 4.7 and 4.8 of this Agreement, no consent, approval order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (each a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) such approval, or termination of the waiting period, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR") prior to exercise of either of the Warrants and (ii) such filings or registrations as may be required under federal and state securities laws.

          3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has made available to SAIC each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the Securities and Exchange Commission ("SEC") by the Company since June 30, 1998 (collectively, the "COMPANY SEC DOCUMENTS"). In addition, the Company has made available to SAIC all exhibits to the Company SEC Documents filed prior to the date hereof, and shall promptly make available to SAIC all exhibits to any additional Company SEC Documents filed prior to the Closing. As of their respective filing dates, the Company SEC Documents were filed on a timely basis and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the
SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          3.5 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Company's Annual Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "COMPANY BALANCE SHEET"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice.

          3.6 BROKER'S AND FINDERS' FEES. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.7 BOARD APPROVAL. The Board of Directors of the Company have approved this Agreement and the transactions contemplated hereby. No vote or consent of the Company's stockholders is required for the consummation of the transactions contemplated hereby.

          3.8 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in the Company's most recently filed report on Form 10-Q or Form 10-K, the Company has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of the Company other than continuing operating losses and declining stock price; (b) any amendment or change in the Certificate of Incorporation or Bylaws of the Company; or (c) any damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Company.

          3.9 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion against the Company which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

          3.10 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or shall contain at the Closing any untrue statement of a material fact, or omits or shall omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SAIC

     For the purposes of this Article IV, any reference to "SAIC's Knowledge" means actual knowledge of the persons that are listed on SCHEDULE IV and no other persons.

     Except as disclosed in a document of even date herewith and delivered by the SAIC to the Company prior to the execution and delivery of this Agreement (the "SAIC DISCLOSURE SCHEDULE"), the SAIC represents and warrants to Company as follows:

          4.1 CORPORATE ORGANIZATION. SAIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SAIC has full corporate power and authority to carry on its business as it is now being conducted.

          4.2 AUTHORIZATION. SAIC has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. SAIC has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement and all other agreements delivered hereunder are valid and binding agreements of SAIC enforceable in accordance with their terms, except that: (a) the enforceability of this Agreement and all other agreements delivered hereunder may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement and all other agreements delivered hereunder may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

          4.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall violate any provisions of the Certificate of Incorporation or Bylaws of SAIC or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any material debt or material obligation pursuant to, any material agreement or material commitment to which SAIC is a party or by which SAIC is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

          4.4 BROKERS AND FINDERS. SAIC has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.5 CORPORATE APPROVAL. All necessary corporate actions have been taken by SAIC for the approval of SAIC to enter this Agreement and the transactions contemplated hereby. No vote or consent of the stockholders of SAIC is required for the consummation of the transactions contemplated hereby.

          4.6 INVESTMENT INTENT. SAIC is purchasing the Shares and the Warrants for its own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and SAIC has no present intention of selling, granting any participation in, or otherwise distributing the same, and does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of such securities.

          4.7 ACCESS TO INFORMATION. SAIC has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares and Warrants and has received a copy of and reviewed to the extent SAIC deems necessary, the Company's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June

30, 1998, Proxy Statement dated March 20, 1998 and 1997 Annual Report to Stockholders. SAIC has had an opportunity to ask questions of and receive answers from the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to SAIC or to which the Company has access.

          4.8 ACCREDITED INVESTOR. SAIC is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          4.9 RESTRICTED SECURITIES. SAIC understands that the Shares and Warrants (and the shares to be issued upon exercise of the Warrants) are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, SAIC represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          4.10 FURTHER LIMITATIONS ON DISPOSITION. SAIC agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Shares, the Warrants or shares issuable upon exercise of the Warrants except in compliance with the Stockholder Voting Agreement and unless at that time either:

          (a) such transaction is permitted pursuant to the provisions of Rule 144 under the Securities Act;

          (b) counsel representing SAIC reasonably satisfactory to the Company shall have advised the Company in a written opinion letter reasonably satisfactory to the Company and the Company's counsel, and upon which the Company and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

          (c) a registration statement under the Securities Act (a "REGISTRATION STATEMENT") covering such securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act;

          (d) an authorized representative of the SEC shall have rendered written advice to SAIC (sought by SAIC or counsel to the undersigned SAIC, with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC will take no action, or that the staff of the SEC will recommend that the SEC take no action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated; or

          (e) all certificates representing such securities deliverable to SAIC and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such securities may only be sold or disposed of in accordance with (i) the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective Registration Statement or
     (iii) pursuant to an exemption provided by the Securities Act. The Company, at its reasonable discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such securities but not as to the certificates for any part of such securities as to which said legend is no longer required.

          4.11 EXCLUSIVE WARRANTIES REGARDING SOFTWARE. The exclusive warranties of SAIC with respect to the Software are: (a) SAIC owns all right, title and interest in and to versions 3.5, 3.5.1 and 4.0 of the CMDS software program and has the right to sell, transfer and convey it's right, title and interest in the same to ODS in accordance with the provisions of this Agreement; (b) versions 3.5, 3.5.1 and 4.0 of the CMDS software program are otherwise provided "AS IS" except as provided below in Section 4.12; and (c) all other Software is provided to the Company "AS IS" with any and all faults and with no warranty against title, patent, trademark, copyright, trade secret infringement or other infringement of the rights of a third party.

     To the extent applicable, SCHEDULE 4.11 lists: (i) the software programs on the CD-ROMs attached to Exhibit 1.1(a); (ii) the jurisdiction(s) in which an application for patent or application for registration of each Software program has been made, including the respective application numbers and dates; (iii) the jurisdiction(s) in which each Software program has been patented or registered, including the respective patent or registration numbers and dates; (iv) all material licenses, sublicenses and other agreements to which SAIC is a party pertaining to the origin of the Software or any component thereof that SAIC has Knowledge of; (v) the material licenses, sublicenses and other agreements of which SAIC has Knowledge and to which SAIC is a party and pursuant to which any other party is authorized to use, exercise, or receive any benefit from the Software; (vi) all parties to whom SAIC has delivered copies of source code included in the Software, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code; and (vii) the written assignments obtained by SAIC from SAIC consultants and SAIC employees who contributed to the creation or development of the Software of any rights they may have with respect to such creation or development of the Software.

     SAIC has not brought any actions or lawsuits alleging (i) infringement of the Software or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Software. SAIC has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, the Software.

     To SAIC's Knowledge, no person has asserted or threatened to assert any claims with respect to the Software (i) contesting the right of SAIC or any subsidiary of SAIC to use, exercise, sell, license, transfer or dispose of the Software or (ii) challenging the ownership, validity or enforceability of the Software.

     To SAIC's Knowledge, no Software is subject to any outstanding order, judgment, decree or stipulation related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by SAIC.

     Notwithstanding anything to the contrary stated in or inferred from this Agreement, with respect to the Software SAIC makes no representation or warranty with respect to infringement nor is any indemnification obligation on the part of SAIC to be inferred.

          4.12 YEAR 2000 COMPLIANCE. To SAIC's Knowledge and as except as set forth on the SAIC Disclosure Schedule, provided that all hardware and software products used with the CMDS software program properly exchange date data with the CMDS software program, the CMDS software program will (i) handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner, and (iv) store and provide output of date information in ways that are unambiguous as to century. Notwithstanding the foregoing, SAIC acknowledges and agrees that (i) the CMDS software program does not identify or remedy Year 2000 problems in third party systems or other products or applications not provided or supplied by the Company and (ii) the CMDS software program operates with the date information it receives; thus, if incorrect date information is provided by the user, the system or from any other external product or other source, this information will be used by the CMDS software program as received. The foregoing Year 2000 Warranty of the Company shall not apply to Year 2000 problems caused by such external sources.

          4.13 ASSETS OTHER THAN SOFTWARE. The Personal Property is provided to the Company "AS IS." Upon consummation of the transactions contemplated by this Agreement and all other agreements delivered hereunder, the Company will acquire good and marketable title to, and will become the legal beneficial owner of, the Personal Property, free and clear of all taxes, mortgages, pledges, liens, security interests, encumbrances or charges of any kind. To SAIC's Knowledge, SAIC is not (nor is any other party) in material default under, nor does any event, circumstance or situation exist which, with the passage of time will cause a default under any material lease, Contract, material license or other material agreement relating to or constituting any of the Assets under which any person, firm, corporation or other entity is or may be entitled to assert any rights against any of the Assets.

                                  ARTICLE V

                                  COVENANTS

          5.1    FURTHER ASSURANCES.

          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings to be obtained in connection with the transactions contemplated by this Agreement.

          (b) In the event SAIC or the Company, as the case may be, is unable to obtain, prior to the Closing, any consents, approvals, waivers or other authorizations to transfer to the Company any Asset, SAIC and the Company will cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date. In each instance where such consents, approvals, waivers or other authorizations cannot be obtained prior to the Closing, SAIC shall use commercially reasonable efforts to enter into such alternative arrangements and agreements with the Company as may be appropriate in order to permit the Company to realize, receive and enjoy substantially similar rights and benefits and to enable the Company utilize the Assets as proposed until the consents, approvals, waivers or other authorizations are obtained. If, after the exercise of diligent effort, any such consents, approvals, waivers or other authorizations are not obtained, SAIC agrees to cooperate with the Company in any reasonable arrangements designed to provide, to the extent reasonably practicable, for the benefit of the Company any and all rights of SAIC in and to such asset. Nothing in this Section 5.1(b) shall be construed to be a waiver by the Company of any condition set forth in
     Article VII.

          (c) SAIC shall provide the Company with all reasonably requested and available information in order for the Company to pursue or defend the Company's rights to the Assets.

          5.2 PRESERVATION OF RECORDS. After the Closing, both parties agree to preserve such books, records and filings relating to the Assets as may be appropriate or required by applicable law.

          5.3    EMPLOYMENT OF SAIC PERSONNEL.

          (a) SAIC agrees that the Company may, but is not hereby obligated to, solicit for employment and hire the personnel identified on SCHEDULE
     5.3 (a) hereto and SAIC agrees to provide commercially reasonable assistance to the Company in such solicitation and hiring.

          (b) Except as provided herein, all SAIC employees who accept the employment offer of the Company ("TRANSFERRED PERSONNEL") shall be subject to the terms and conditions of employment that the Company has with employees in comparable positions. The Company represents and warrants that it will provide to each of the Transferred Personnel compensation and benefits, taken as a whole, that will be substantially comparable to, or greater than, the compensation and benefits such Transferred Personnel were receiving from SAIC immediately preceding their employment by the Company. During the first eighteen (18) months of the employment of any Transferred Personnel, no such Transferred Personnel shall be subject to relocation outside of San Diego County California unless such Transferred Personnel agrees to such relocation. The Company agrees to provide all Transferred Personnel with stock options or other stock-based incentive compensation.

          (c) Only with respect to the Software, SAIC hereby transfers and assigns to the Company the rights of SAIC, if any, with respect to any employees or consultants of SAIC who authored any of the Software including, but not limited to the rights of SAIC under any SAIC Invention, Copyright and Confidentiality Agreement between SAIC and any employees but only as the SAIC Invention, Copyright and Confidentiality Agreement pertains to the Software; provided, however, that any such personnel will not be encouraged or requested by the Company to make any disclosure of the identity of licensees of the Software that have not been disclosed to the Company by SAIC or with respect to matters that are not directly related to the Software. Notwithstanding the foregoing, the parties agree that SAIC shall retain the right to freely use for any purpose the residuals resulting from access to or work with the Software, provided such residuals will not be used to create computer programs that perform substantially the same functions in substantially the same way, to achieve the same or substantially the same result as the Software. The term "residuals" means technical information related to the Software in non-tangible form, which may be retained by persons who have had access to the Software, including ideas, concepts, know-how, or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. Nothing in the foregoing shall, however, be deemed to be the grant of a license under the copyrights and patent application conveyed under this Agreement.

          (d) For a period of five (5) years from the date of this Agreement, the Company shall notify SAIC of the termination of the employment by the Company or its successors or assigns of any Transferred Personnel ("TERMINATION OF EMPLOYMENT"), no matter what the reason was for the Termination of Employment. Such notice shall be sent to the attention of SAIC's Stock Programs Department, Attention: Karen Grasson, 10260 Campus Point Drive, M/S F3, San Diego, CA 92121, within ten (10) days after the date of the Termination of Employment and shall state the date of the Termination of Employment and last known address, home telephone number and e-mail address (if known by the Company) of such Transferred Personnel. If the Termination of Employment was due to death or disability of the Transferred Personnel, the notice shall so state if the Company is not restricted by law from disclosing. The notice will not state the reason, if any, for the Termination of Employment.

          (e) Effective at the close of business on the Closing Date, all Transferred Personnel shall cease to be covered by SAIC's employee welfare benefit plans, including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "WELFARE PLANS"). SAIC shall retain responsibility for all Welfare Plans claims incurred by all Transferred Personnel (and their dependents) on or prior to the Closing Date. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date treatment is rendered except as to claims resulting from hospital confinement commencing on or prior to the Closing Date.

          (f) The Company acknowledges and agrees that SAIC may enter into consulting agreements with certain of the Transferred Personnel for the purpose of incentivizing such employees to remain as employees of the Company following the Closing Date; provided, however, that no Transferred Personnel shall perform services for SAIC while they are employed by the Company unless a Vice President of Company has agreed in writing to the performance of such services in advance.

          5.4 PAYROLL; ACCRUED VACATION; SICK LEAVE. SAIC shall pay all Transferred Personnel all wages to which they are entitled through the Closing Date at its regular pay date. As of the Closing Date, SAIC shall pay to the Transferred Personnel for all vacation time and sick leave accrued to the Transferred Personnel as required by law and consistent with SAIC policies.

          5.5 NO HIRING OF EMPLOYEES. For a period of one (1) year from the Closing Date, neither party shall solicit, offer employment to or hire any current employee of the other party or any person who was an employee of the other party during the nine (9) month period preceding the date of solicitation, offer of employment or hiring of the former employee of the other party.

          5.6    NO REQUEST TO DISCLOSE.  Except as provided in Section 5.3
(c) above, neither party shall solicit, request or encourage any employee or former employee of the other to disclose confidential information of the other party; provided, however, that information directly related to the Software may be disclosed by Transferred Personnel to the Company.

                                  ARTICLE VI

                   CONDITIONS TO SAIC'S OBLIGATION TO CLOSE

     The obligations of SAIC to the Company under this Agreement are subject to the fulfillment by the Company on or before the Closing of each of the following conditions, unless waived by SAIC in writing:

          6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Article III shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          6.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

          6.3 COMPLIANCE CERTIFICATE. The Chairman of the Board, President or a Vice President of the Company shall deliver to SAIC at the Closing a certificate certifying that the conditions specified in Sections
6.1 and 6.2 have been fulfilled and stating that, except as set forth in the Company Disclosure Schedule hereto, there has been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of the Company since June 30, 1998 other than continuing operating losses and declining stock price, such certificate being substantially in the form of EXHIBIT 6.3.

          6.4 BOARD OF DIRECTORS. Effective as of the Closing, the Board of Directors of the Company shall consist of not more than six (6) members and shall be comprised of the persons listed on SCHEDULE 6.4 hereto.

          6.5 BILL OF SALE. The Company and SAIC shall have entered into a Bill of Sale substantially in the form attached hereto as EXHIBIT 6.5.

          6.6 SOFTWARE ROYALTY, GRANT BACK AND IMPROVEMENTS LICENSE AGREEMENT. The Company and SAIC shall have entered into a Software Royalty, Grant Back and Improvements License Agreement substantially in the form attached hereto as EXHIBIT 6.6.

          6.7 STRATEGIC ALLIANCE AGREEMENT. The Company and SAIC shall have entered into a Strategic Alliance Agreement substantially in the form attached hereto as EXHIBIT 6.7.

          6.8 PARTNERSPLUS AGREEMENT. The Company and SAIC shall have entered into a PartnersPlus Agreement substantially in the form attached hereto as EXHIBIT 6.8.

          6.9 FACILITIES USE AGREEMENT. The Company and SAIC shall have entered into a Facilities Use Agreement substantially in the form attached hereto as EXHIBIT 6.9.

          6.10 STOCKHOLDER AND VOTING AGREEMENT. The Company and SAIC shall have entered into a Stockholder and Voting Agreement substantially in the form attached hereto as EXHIBIT 6.10.

          6.11 $8.00 WARRANT TO PURCHASE COMMON STOCK. The Company shall have executed and delivered to SAIC the $8.00 Warrant substantially in the form attached hereto as EXHIBIT 6.11.

          6.12 $10.50 WARRANT TO PURCHASE COMMON STOCK. The Company shall have executed and delivered to SAIC the $10.50 Warrant substantially in the form attached hereto as EXHIBIT 6.12.

          6.13 RITZ PREMIER SUBCONTRACT. The Company shall have executed and delivered to SAIC a subcontract to the contract known by the parties as the Ritz Premier contract.

          6.14 REGISTRATION RIGHTS AGREEMENT. The Company and SAIC shall have executed and entered into the Registration Rights Agreement substantially in the form attached hereto as EXHIBIT 6.14.

          6.15 PATENT, COPYRIGHT AND TRADEMARK ASSIGNMENT. The Company and SAIC shall have executed and entered into the Patent, Copyright and Trademark Assignment substantially in the form attached hereto as EXHIBIT 6.15.

          6.16 STOCK CERTIFICATE. The Company shall have duly issued and delivered to SAIC a stock certificate for the Shares in accordance with the provisions of this Agreement.

          6.17 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the consummation of the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

          6.18 GOVERNMENTAL APPROVAL. The Company and SAIC shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated by this Agreement and the several transactions contemplated hereby, and required to be obtained on or before the Closing Date.

                                 ARTICLE VII

               CONDITIONS TO THE COMPANY'S OBLIGATION TO CLOSE

     The obligations of the Company to SAIC under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Company in writing:

          7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of SAIC contained in Article IV hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          7.2 PERFORMANCE. SAIC shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

          7.3 COMPLIANCE CERTIFICATE A duly authorized executive Vice President of the SAIC shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

          7.4 PAYMENT OF CONSIDERATION. SAIC shall have paid and delivered the Cash Consideration specified in Section 1.3.

          7.5 BILL OF SALE. The Company and SAIC shall have entered into a Bill of Sale substantially in the form attached hereto as EXHIBIT 6.5.

          7.6 SOFTWARE ROYALTY, GRANT BACK AND IMPROVEMENTS LICENSE AGREEMENT. The Company and SAIC shall have entered into a Software Royalty, Grant Back and Improvements License Agreement substantially in the form attached hereto as EXHIBIT 6.6.

          7.7 STRATEGIC ALLIANCE AGREEMENT. The Company and SAIC shall have entered into a Strategic Alliance Agreement substantially in the form attached hereto as EXHIBIT 6.7.

          7.8 PARTNERSPLUS AGREEMENT. The Company and SAIC shall have entered into a PartnersPlus Agreement substantially in the form attached hereto as EXHIBIT 6.8.

          7.9 FACILITIES USE AGREEMENT. The Company and SAIC shall have entered into a Facilities Use Agreement substantially in the form attached hereto as EXHIBIT 6.9.

          7.10 STOCKHOLDER AND VOTING AGREEMENT. The Company and SAIC shall have entered into a Stockholder and Voting Agreement substantially in the form attached hereto as EXHIBIT 6.10.

          7.11 RITZ PREMIER SUBCONTRACT. SAIC shall have executed and delivered to the Company a subcontract to the contract known by the parties as the Ritz Premier contract.

          7.12 REGISTRATION RIGHTS AGREEMENT. The Company and SAIC shall have executed and entered into the Registration Rights Agreement substantially in the form attached hereto as EXHIBIT 6.14.

          7.13 PATENT, COPYRIGHT AND TRADEMARK ASSIGNMENT. The Company and SAIC shall have executed and entered into the Patent, Copyright and Trademark Assignment substantially in the form attached hereto as EXHIBIT 6.15.

          7.14 THIRD PARTY CONSENTS. SAIC shall have obtained the consents or approvals of those persons or entities whose consent or approval are required for the consummation of the transactions contemplated hereunder.

          7.15 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the consummation of the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

          7.16 GOVERNMENTAL APPROVAL. The Company and SAIC shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of the transactions contemplated by this Agreement and the several transactions contemplated hereby and are required to be obtained on or before the Closing Date.

                                 ARTICLE VIII

                       SURVIVAL OF REPRESENTATIONS AND

                         WARRANTIES; INDEMNIFICATION

          8.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the parties as contained in this Agreement (including the Disclosure Schedules) shall survive the Closing and shall terminate on September 25, 1999; provided that there shall be no limitation period for matters involving fraud or intentional misrepresentation.

          8.2 STATEMENTS AS REPRESENTATIONS. All statements contained in the Company Disclosure Schedule and any certificate delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of Section 8.1 hereof.

          8.3 INDEMNIFICATION BY THE COMPANY Subject to the limitations set forth in this Article VIII, the Company hereby agrees to indemnify, defend and hold harmless SAIC, any subsidiary, director, officer, employee, agent or representative of SAIC (individually, an "SAIC INDEMNITEE" and collectively, "SAIC INDEMNITEES") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses (collectively, "DAMAGES") asserted against, resulting from, imposed upon or incurred by the SAIC Indemnitees or any SAIC Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of the Company, contained in or made pursuant to this Agreement.

          8.4 INDEMNIFICATION BY SAIC. Subject to the limitations set forth in this Article VIII, SAIC hereby agrees to indemnify, defend and hold harmless the Company, any subsidiary, director, officer, employee, agent or representative of the Company (individually, an "COMPANY INDEMNITEE" and collectively, "COMPANY INDEMNITEES") from and against all Damages asserted against, resulting from, imposed upon or incurred by the Company Indemnitees or any Company Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of SAIC, contained in or made pursuant to this Agreement.

          8.5    LIMITATION OF LIABILITY.

          (a) NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

          (b) IN NO EVENT SHALL COMPANY MAKE ANY CLAIM AGAINST SAIC UNLESS THE ACTUAL AGGREGATE DIRECT DAMAGES INCURRED BY COMPANY ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT THAT ARE PROXIMATELY CAUSED BY SAIC EXCEED ONE MILLION DOLLARS ($1,000,000.00) AND ANY SUCH CLAIM SHALL BE LIMITED IN ANY EVENT TO THE AMOUNT OF SUCH DAMAGES IN EXCESS OF ONE MILLION DOLLARS ($1,000,000.00); PROVIDED, HOWEVER, THAT SUCH LIMITATIONS SHALL NOT BE APPLICABLE TO CLAIMS BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION.

          (c) IN NO EVENT SHALL THE LIABILITY OF EITHER PARTY ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE EXCEED TWO MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($2,750,000.00); PROVIDED, HOWEVER, THAT SUCH LIMITATIONS SHALL NOT BE APPLICABLE TO CLAIMS BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION.

          (d) THESE LIMITATIONS OF LIABILITY ARE EXPRESSLY BARGAINED FOR PORTIONS OF THE CONSIDERATION FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS

          9.1 AMENDMENT AND MODIFICATIONS. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

          9.2 WAIVER OF COMPLIANCE. Any failure of the Company or SAIC to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          9.3 EXPENSES. The parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, actuaries and accountants.

          9.4 REMEDIES WAIVER. All rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. No right or remedy of a party shall be deemed waived unless expressly made a term, covenant or condition in this Agreement.

          9.5 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, sent by facsimile transmission with confirmation of receipt, or mailed by certified or registered mail (return receipt requested) with postage prepaid, to the parties at the following address (or such other address for a party as shall be specified by like notice):

          if to the Company, to:

                 Mr. G. Ward Paxton
                 Chairman, President and Chief Executive Officer
                 ODS Networks, Inc.
                 1101 E. Arapaho Road
                 Richardson, TX 75081
                 FAX:  972-301-3841

                 with a copy to:

                 Mr. Timothy Kinnear
                 Chief Financial Officer
                 ODS Networks, Inc.
                 1101 E. Arapaho Road
                 Richardson, TX 75081
                 FAX:  972-301-3841

                 if to SAIC, to:

                 Douglas M. Schrier, Senior Vice President
                 Science Applications International Corporation
                 10260 Campus Point Drive, M/S L5-A
                 San Diego, CA 92121
                 FAX:  619-546-6980
                 with a copy to:

                 Kevin A. Werner, Esq.
                 Associate General Counsel
                 Science Applications International Corporation
                 10260 Campus Point Drive, M/S F3
                 San Diego, CA  92121
                 FAX:  619-535-7992

          9.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

          9.7 PUBLICITY. Neither the Company nor SAIC shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

          9.8 SEVERABILITY. If any portion of this Agreement shall be deemed illegal, void or unenforceable by a court of competent jurisdiction, the remaining portions will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

          9.9 ARBITRATION OF DISPUTES. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties, or any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then in effect and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys having at least fifteen (15) years of professional experience who are familiar with the subject matter of this Agreement. The arbitrator shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

          9.10 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its choice of laws rules).

          9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.12 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          9.13 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          9.14 FURTHER ASSURANCES. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          9.15 SCHEDULES AND EXHIBITS. The Exhibits and Schedules to this Agreement are deemed incorporated in this Agreement and may contain information that is not expressly required to be disclosed by this Agreement.

          9.16 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including but not limited to the Agreement In Principal For Purchase Of ODS Networks, Inc. Common Stock of July 14 signed by Douglas M. Schrier on behalf of SAIC and signed by G. Ward Paxton on behalf of the Company and the Agreement In Principal For Purchase Of ODS Networks, Inc. Common Stock of July 16 signed by Douglas M. Schrier on behalf of SAIC and signed by G. Ward Paxton on behalf of the Company. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly and in accordance with its terms and without strict construction in favor of or against either party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

                                   SCIENCE APPLICATIONS
                                   INTERNATIONAL CORPORATION,
                                   a Delaware corporation


                                   By:  /s/ Douglas M. Schrier
                                      ----------------------------------------
                                   Name: Douglas M. Schrier
                                        --------------------------------------
                                   Title: Senior Vice President
                                         -------------------------------------

                                   ODS NETWORKS, INC.,
                                   a Delaware corporation

                                   By:  /s/ G. Ward Paxton
                                      ----------------------------------------
                                   Name: G. Ward Paxton
                                        --------------------------------------
                                   Title: President
                                         -------------------------------------

                         LIST OF SCHEDULES AND EXHIBITS

Company Disclosure Schedule
SAIC Disclosure Schedule
Schedule 1.1 Withheld Rights
Schedule 1.1(a) Software CD-ROMs
Schedule 1.1(b) Contracts
Schedule 1.1(c) Assets
Schedule 1.2 Liabilities Being Assumed by the Company
Schedule IV List of SAIC Employees Constituting SAIC's Knowledge
Schedule 4.11 Lists Regarding the Software
Schedule 5.3(a) SAIC Personnel to be Offered Employment by the Company

Exhibit 6.3  Company Compliance Certificate
Exhibit 6.4  Members of the Board of Directors
Exhibit 6.5  Bill of Sale
Exhibit 6.6  Software Royalty, Grant Back and Improvements License Agreement
Exhibit 6.7  Strategic Alliance Agreement
Exhibit 6.8  PartnersPlus Agreement
Exhibit 6.11 $8.00 Warrant
Exhibit 6.12 $10.50 Warrant
Exhibit 6.14 Registration Rights Agreement
Exhibit 6.15 Patent, Copyright and Trademark Assignment
Exhibit 7.3  SAIC Compliance Certificate